Mirant Files Chapter 11 Petitions

News Release

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                                                                  July 14, 2003

                      Mirant Files Chapter 11 Petitions to
                       Facilitate Financial Restructuring

o        Worldwide operations continue without interruption
o        Philippine and Caribbean operations are excluded from the filing
o        Secures $500 million in debtor-in-possession financing

         ATLANTA - Mirant (NYSE: MIR) announced today that, to facilitate its financial restructuring, it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Additionally, certain of the company's Canadian subsidiaries will file an application for creditor protection under the Companies Creditors' Arrangement Act (CCAA) in Canada.

         Mirant Corp., Mirant Americas Generation, LLC, and substantially all of the companies' wholly-owned subsidiaries in the United States are included in the Chapter 11 filings. Excluded from the filings are the company's operations in the Philippines and the Caribbean.

         Concurrently, Mirant announced that it has been granted permission by the U.S. Bankruptcy Court to implement a Counterparty Assurance Program. This program supports the company's ability to continue its asset optimization and risk management operations without interruption. The Court order authorizes immediate relief to honor any and all obligations under existing and future trading and marketing contracts (known as "safe harbor" contracts) that support Mirant's extensive asset base. This protection, however, applies only to counterparties that do not terminate trading and marketing contracts because of Mirant's Chapter 11 filing.

         Marce Fuller, president and chief executive officer of Mirant, said "Mirant's worldwide operations are continuing without interruption and our vendors will be paid in full for all goods furnished and services provided after the filing date."

         Mirant said that as of July 11, Mirant and its subsidiaries had approximately $1.17 billion in total cash. Approximately $348 million is legally restricted and $89 million is held for operating, working capital or other purposes at subsidiaries. Additionally, the company has secured a commitment, subject to Court approval, for $500 million in debtor-in-possession (DIP) financing to provide additional working capital.

         As part of the company's restructuring effort, it has been in negotiations for several months with its bank lenders and bondholders to restructure a significant portion of its debt and refinance its existing credit facilities.

         "Although we received broad support from the company's creditors on our restructuring plan, failure to obtain the timely support of our key lenders created substantial uncertainty in the marketplace about the outcome of these discussions," Fuller said. "This, in turn, put a strain on our liquidity and threatened the feasibility of our business plan. Add to this, uncertainty about the timing of the recovery in power prices and a slow economic recovery in the U.S., and it became clear that a comprehensive financial reorganization was the best approach for our stakeholders."

         Fuller continued, "While the decision to file for Chapter 11 was very difficult, we believe this process will allow us to emerge from Chapter 11 as a stronger, more viable and more competitive company positioned for long-term success."

         "Over the past 18 months, Mirant has successfully reduced costs, divested non-core assets and implemented operational efficiencies. We intend to continue these efforts to improve the operations of the business in the weeks and months ahead."

         Since the plan of reorganization has not yet been developed, the treatment of existing creditor and stockholder interests in the company is uncertain at this time.

         The Chapter 11 petitions were filed in the U.S. Bankruptcy Court for the Northern District of Texas, Fort Worth Division. The CCAA application will be administered in the Court of Queen's Bench of Alberta Judicial District of Calgary.

         Along with its Chapter 11 filing, Mirant is terminating its offers to exchange its 2.5 percent convertible debentures due 2021 and its 7.4 percent senior notes due 2004. Mirant Americas Generation, LLC is also terminating its offer to exchange its 7.625 percent senior notes due 2006. In accordance with the terms of the offerings, Mirant will instruct the exchange agent to return the notes, which were tendered for exchange, to their respective tendering bondholders.

         Mirant has established a toll-free information line for vendors, customers and other interested parties. The number is (888) 870-7626. Information is also available at www.mirant.com.

         Mirant (NYSE:MIR) is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or controls more than 22,000 megawatts of electric generating capacity globally. We operate an integrated asset management and energy marketing organization from our headquarters in Atlanta.

         Special Note Regarding Forward-Looking Statements

         This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Mirant and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.

         Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of the debtor-in-possession facility; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; and the ability of the companies to attract and retain customers

         Additionally, other factors should be considered in connection with any Forward Looking Statements, including other risks and uncertainties set forth from time to time in Mirant's reports filed with the United States Securities and Exchange Commission. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable based on information currently available to our management, we cannot guarantee future results or events. We expressly disclaim a duty to update any of the forward-looking statement.